Exhibit 99.1

PHH CORPORATION ANNOUNCES DELAY IN FILING ITS FORM 10-K AND APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Schedules conference call for 9:00 a.m. on March 2, 2006
Postpones March 10, 2006 earnings release

Mt. Laurel, NJ, March 1, 2006 - PHH Corporation (NYSE: PHH) today announced that it will delay the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“Form 10-K”) beyond its March 16, 2006 filing deadline and that its Board of Directors has appointed Mr. Clair M. Raubenstine as executive vice president and chief financial officer, effective February 23, 2006.

Delay in Filing Form 10-K

PHH Corporation (the “Company” or “PHH”) has not yet finalized financial statements for the fourth quarter and fiscal year 2005, and, as a result, its independent auditors, Deloitte & Touche LLP, have not yet completed their audit of the Company’s 2005 financial statements. As a result, PHH does not expect to meet its March 16, 2006 deadline for filing its Form 10-K.

As previously reported in filings with the Securities and Exchange Commission (“SEC”), on February 1, 2005, PHH began operating as an independent, publicly-traded company pursuant to a spin-off (the “spin-off”) from Cendant Corporation (“Cendant”). Prior to the spin-off, the Company underwent an internal reorganization which required significant accounting adjustments, and certain allocations were made that are now the subject of additional review by PHH and its independent auditors as part of the on-going audit of its 2005 financial statements.

The Company is unable to provide an expected date for the filing of its Form 10-K, and has delayed its earnings release and conference call originally scheduled for March 10, 2006. The call will be rescheduled for a later date after the Form 10-K is filed.

PHH has had difficulty completing its Form 10-K in a timely manner for a number of reasons, primarily relating to the documentation and analysis of certain spin-off entries, including the allocation and valuation of certain tax assets, the valuation of goodwill and intangibles, the consolidation of PHH Home Loans, LLC, a mortgage joint venture between Cendant and PHH Mortgage, and the assessment of other tax items. Interested investors should refer to the Company’s Current Report on Form 8-K filed today for additional detail regarding these and other items. The Form 8-K may be accessed at the Company’s website at www.phh.com.

Appointment of New Chief Financial Officer

Effective February 23, 2006, the Board of Directors appointed Mr. Raubenstine as executive vice president and chief financial officer of the Company. The Board determined that the Company would be best served by having a chief financial officer with extensive public-company accounting experience. Mr. Raubenstine assumed this role from Neil J. Cashen who will continue with the Company as senior vice president, strategic planning and investor relations.

From October 1998 through June 2002, Mr. Raubenstine served as a national independence consulting partner with PricewaterhouseCoopers, LLP (“PwC”). He also served as a national SEC consulting partner, Pennsylvania Cluster Accounting and Auditing consultant, and prior to that, as the director of Accounting, Auditing and SEC for the Atlantic Region of PwC.  While with PwC, Mr. Raubenstine also served as an assurance and business advisory services partner and gained valuable experience with multinational companies and numerous small- and medium-sized companies in a wide variety of industries.  His career at PwC spanned 39 years until his retirement in June 2002. From July 2002 to February 2006, he has provided accounting and financial advisory services to various charitable and educational organizations. Mr. Raubenstine is a licensed Certified Public Accountant in Pennsylvania, New York, and New Jersey, is a Certified Management Accountant and is Certified in Financial Management.

Management Comments

Terry Edwards, president and chief executive officer, commented, “In addition to strengthening our financial management team with the hiring of Clair Raubenstine, we have also engaged outside accounting firms to advise on tax related matters and other accounting matters. Based on our current evaluation, we believe that the open accounting matters are primarily related to the spin-off from Cendant. We are aggressively working with our independent auditors to complete the documentation to close out the outstanding issues so that our financial statements can be filed as soon as possible.”

Mr. Edwards continued, “Although we are disappointed with the difficulties we have encountered in completing our financial statements, we are pleased that, with respect to all key drivers, our business segments performed as expected in 2005.”

Conference Call Thursday at 9 a.m.

PHH will hold a conference call at 9:00 a.m. on Thursday March 2, 2006 to discuss the matters disclosed above and in the Current Report on Form 8-K filed today. The Form 8-K filing is available at the Company’s website or at www.sec.gov.

Interested investors can access the March 2, 2006 conference call by dialing 719-457-2636 or 800-967-7188, passcode 8105246, ten minutes prior to the start time of 9:00 a.m. The conference call will also be broadcast on the Company’s website at www.phh.com. A replay will be available beginning approximately two hours after the conclusion of the call and continuing for 15 days thereafter by dialing 719-457-0820 or 888-203-1112, passcode 8105246.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada2. For additional information about the company and its subsidiaries please visit our website at www.phh.com.

1 Inside Mortgage Finance, February 2006
2 Automotive Fleet Fact Book, June 2005

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Forward Looking Statements” in our periodic reports under the Securities Exchange Act of 1934, as amended, and those risk factors included as Exhibit 99 thereto, titled “Risk Factors Affecting our Business and Future Results,” in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contact Information:
Investors:
Nancy R. Kyle
856-917-4268

Media:
Karen K. McCallson
856-917-0308